Exhibit 99

Cedar Fair, L.P. Reports Record Results for 2003

SANDUSKY, OHIO, February 5, 2004-- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates six amusement parks and five water parks, today announced record results for its fiscal year ended December 31, 2003.

For the year, net revenues increased 1.4% to $510.0 million on a 1% increase in out-of-park revenues, including resort hotels, a 3% increase in average in-park guest per capita spending, and a 1% decrease in combined attendance.

Excluding depreciation and other non-cash charges, total operating costs and expenses for the year increased only slightly to $334.3 million from $332.7 million in 2002. After depreciation and a $5.9 million charge for unit options, operating income for the year increased 3% to $125.1 million from $121.2 million a year ago. All operating costs as a percent of revenues remained relatively level between years.

In 2002, the Partnership recorded a $7.6 million non-cash charge in other expense related to the change in fair value of two of its interest rate swap agreements that could not be designated as effective hedges under the applicable accounting rules. In 2003, the Partnership recognized a non-cash credit of $2.7 million for the change in fair value of these swap agreements during the period, and the balance of $4.9 million will reverse into income over the next five quarters as the swaps continue to maturity.

After the non-cash credit, and interest expense and provision for taxes, both of which were comparable between years, net income for the year increased $14.5 million to $85.9 million, or $1.67 per diluted limited partner unit, from $71.4 million, or $1.39 per unit, in 2002.

"We are very pleased to report record results for 2003," said Dick Kinzel, chairman, president and chief executive officer. "Successful new rides added at Cedar Point and Valleyfair, along with another strong year from our five water parks, led to a second straight year of entertaining more than 12 million guests. For the full year, combined attendance at our 11 properties totaled 12.2 million guests, down 1% from 2002, while average in-park guest per capita spending increased 3% to $35.48 from $34.50 a year ago."

Commenting on results for the fourth quarter, Kinzel said, "With favorable weather conditions, revenues in the quarter increased 6% from last year, on a 6% increase in combined attendance, a 4% increase in out-of-park revenues, and a slight increase in average in-park guest per capita spending."

Kinzel added that management believes that a very meaningful measure of the Partnership's operating results is adjusted EBITDA, which represents earnings before interest, taxes, depreciation and all other non-cash and non-recurring charges. For the year, adjusted EBITDA increased $5.6 million, or 3%, to a record $175.7 million, due primarily to the increases in average in-park guest per capita spending and out-of-park revenues, as well as each park's ability to control its operating costs during the year.

Looking ahead to the 2004 season, Kinzel reported that the Partnership is investing $25 million in capital improvements at its 11 properties, including expansions to the Soak City water park and Lighthouse Point resort property at Cedar Point, and the addition of new intermediate-sized thrill rides at Knott's Berry Farm and Worlds of Fun. "Our capital projects are all proceeding on schedule and on budget, and should be ready for the 2004 season," he said. "In addition, construction is well underway on a $22 million indoor water park, which will convert Cedar Point's Radisson Harbour Inn into a year-round family resort called Castaway Bay, scheduled to open late in 2004."

Commenting on expectations for 2004, Kinzel added, "Given the continued uncertainties surrounding economic conditions in several of our key markets and our modest 2004 capital investment program, we remain cautious in our outlook for the upcoming season. For the full year, we expect to generate low single-digit growth in net revenues, driven primarily by steady attendance and small improvements in guest per capita spending, as well as an increase in guest accommodation revenues at our resort properties. We hope to be able to slightly improve full-year adjusted EBITDA over last year's $176 million level, based on these revenue expectations and continued disciplined expense control. With next season's moderate capital program, we should be positioned to achieve our goal of continued growth in cash distributions to our unitholders in 2004."

Cedar Fair's six amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also operates Camp Snoopy at the Mall of America in Bloomington, Minnesota under a management contract.

Mr. Kinzel will host a conference call with analysts at 11:00 a.m. Eastern Time on Friday, February 6, 2004, which will be web cast live in "listen only" mode via the Cedar Fair web site www.cedarfair.com. It will also be available for replay starting at approximately 1:00 p.m. ET, Friday, February 6, 2004, until 11:59 p.m. ET, Friday, February 20, 2004. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code 4497618.

The information contained in this news release, other than historical information, consists of forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer spending, adverse weather conditions, unanticipated construction delays, and other factors could cause actual results to differ materially from the Partnership's expectations.

Cedar Fair, L.P.

SUMMARY STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit amounts)	12/31/03	12/31/02	12/31/03	12/31/02
Net revenues	$ 61,050	$ 57,833	$509,976	$502,851
Cash operating costs and expenses	57,652	55,580	334,269	332,748
Adjusted EBITDA (a)	3,398	2,253	175,707	170,103
Depreciation and amortization	5,941	5,270	44,693	41,682
Non-cash unit option expense	1,505	1,035	5,865	4,029
Provision for loss on retirement
of assets	-	-	-	3,200
Operating income (loss)	(4,048)	(4,052)	125,149	121,192
Interest expense	5,655	6,028	24,070	24,967
Other (income) expense	(1,280)	814	(2,727)	7,649
Income (loss) before taxes	(8,423)	(10,894)	103,806	88,576
Provision for taxes	2,274	2,179	17,918	17,159
Net income (loss)	$ (10,697)	$ (13,073)	85,888	$ 71,417
Weighted average units
outstanding - diluted	50,648	50,549	51,334	51,263
Per limited partner unit:
Net income (loss) - diluted	$ (0.21)	$ (0.26)	$ 1.67	$ 1.39
Cash distributions declared	$ 0.44	$ 0.42	$ 1.76	$ 1.66
Balance Sheet Data:
Total assets			$818,366	$822,257
Total long-term debt			368,647	375,150
Total partners- equity			308,891	305,320

  Adjusted EBITDA represents earnings before interest, taxes, depreciation, and non-cash and non-recurring items. Management believes this figure is a meaningful measure of the Partnership's operating results. Adjusted EBITDA is provided here as a supplemental measure of the Partnership's operating results and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.